EXHIBIT F-4



                                            December 22, 1999



Jonathan G. Katz
Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Re:      Sempra Energy et al
         Application on Form U-l
         SEC File No. 70-9511

Dear Mr. Katz:

         On behalf of Sempra Energy and Bangor Pacific, Inc. ("Bangor Pacific") (jointly, the Applicants) and Bangor Gas Company, L.L.C. we have examined the Application on Form U-1 dated June 1, 1999 under the Public Utility Holding Company Act of l935 (the "Act"), filed by the Applicants with the Securities and Exchange Commission (the "Commission") in the above-referenced proceeding and The Commission's Order dated October 25, 1999. The Application is hereinafter referred to as the "Application". Capitalized terms not defined herein have the meanings set forth in the Application.

         As set forth in the Application, the Applicants have acquired a 50% membership interest of Bangor Gas Company, L.L.C. ("Bangor Gas") which will become a "gas utility company" within the meaning of the Act (the "Proposed Transaction").

         The attorneys signing this letter on behalf of Clifford, Stone & Herman are attorneys licensed in the State of Maine and are counsel for the Applicants regarding state regulatory matters. We have examined copies, signed, certified or otherwise proven to my satisfaction, of the Application. In addition, we have examined such other instruments, agreements and documents and made such other investigation related to Maine state approvals, certificates, and licenses as we have deemed necessary as a basis for this opinion. We have also relied upon representations and statements of officials and agents of Sempra Energy, Bangor Pacific and Bangor Gas Company L.L.C. regarding the Proposed Transaction that is the subject of the Application.

         For the purposes of the opinions expressed below, we have assumed
(1)(a) that all of the documents referred to in this opinion letter have been duly authorized, executed and delivered by, and (b) constitute legal, valid, binding and enforceable obligations of all of the parties to such documents, (2) that all such signatories to such documents have been duly authorized, (3) that all such parties are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents, and (4)(a) that such authorization, execution and delivery by each such party did not, and (b) that such performance pursuant to such documents did not breach or constitute a violation of any laws of any jurisdiction. Based upon the foregoing, we are of the opinion, insofar as the laws of Maine are concerned, that:

         (a) All Maine laws applicable to the Proposed Transaction have been complied with.

         (b) Bangor Gas Company L.L.C. is validly organized and duly existing.

         (c) The Applicants legally acquired the membership interests being acquired.

         (d) Consummation of the Proposed Transaction did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof, to the extent any such rights are subject to Maine law.

         The opinions expressed above are subject to the following assumptions or conditions:

         We express no opinion regarding the effectiveness or enforceability of any particular terms, commitments, warrantees, guarantees, or other provisions of the underlying contracts, understandings, agreements, or other documents between or among the parties to the Proposed Transaction that may be separate or severable from the specific right and authority to acquire the membership interest that are the subject of the Application and that are the sole subject of this opinion letter. Further, this opinion herein is qualified by and is subject to, and we render no opinion with respect to, the limitations and exceptions to the enforceability of contracts and obligations generally, including without limitation: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, preference, equitable subordination (whether arising under State laws or the U.S. Bankruptcy Code), bulk sales or bulk transfer laws and other similar laws relating to or affecting the rights or creditors generally; (b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law, and the effect of public policy; (c) the enforceability of the indemnification and contribution provisions of the Agreement and any ancillary agreements; (d) compliance or noncompliance with antifraud provisions of applicable state and federal statutes, rules and regulations concerning the issuance and sale of securities; and (d) the effect of Maine, federal or other laws relating to usury or permissible rates of interest or other charges for loans, forebearances or the use of money.

         Our opinion is limited to the laws of the State of Maine and we express no opinion with respect to the laws of any other state or jurisdiction, including, but not limited to, federal securities, tax, trade regulation, or antitrust laws or regulations, or to any local laws or ordinances. By rendering our opinion, we do not undertake to advise you of any changes in the law that may occur after the date hereof. These opinions have been prepared at your request and they are intended solely for your use in connection with the Proposed Transaction that is the subject of the Application and may not be relied upon by any other party or entity.

         We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                            Sincerely,


                                            CLIFFORD, STONE & HERMAN



                                            Alan G. Stone

AGS/dmn